Exhibit 21

Subsidiaries of the Registrant

The following is a list of subsidiaries of the Registrant at August 31, 2024. All companies are subsidiaries of the Registrant and, if indented, are subsidiaries of the company under which they are listed.

		Percentage of
	Jurisdiction of	Our Ownership
Name	Incorporation	Interest
Wholly and Majority Owned Subsidiaries:
SemiLEDs Optoelectronics Co., Ltd.	Taiwan	100.00%
Taiwan Bandaoti Zhaoming Co., Ltd. (Silicon Base Development, Inc.)	Taiwan	97.37%
Helios Crew Corporation	Delaware	100.00%